Exhibit 99.1

BOYD GAMING ANNOUNCES PRICING OF

SECONDARY OFFERING OF COMMON STOCK

LAS VEGAS, NV – AUGUST 2, 2006 – Boyd Gaming Corporation (NYSE: BYD) today announced the pricing, after the close of market on August 1, 2006, of a registered public offering of 11,842,504 shares of its common stock offered by Michael J. Gaughan. The shares were priced at $33.75 per share, before taking into account applicable underwriting discounts and commissions. The closing of the offering is expected to occur on August 7, 2006, subject to the satisfaction of customary closing conditions. Mr. Gaughan has granted the underwriters an option to purchase up to 500,000 additional shares on or before August 31, 2006 to cover over-allotments, if any.

Deutsche Bank Securities Inc. and Lehman Brothers Inc. are acting as joint book-running managers of the offering. A copy of the prospectus and prospectus supplement in connection with the offering may be obtained from the prospectus department of Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005 or Lehman Brothers Inc. c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares, nor shall there be any sale of the shares in any jurisdiction in which such offer, solicitation or sale would not be permitted.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can often be identified by their use of words such as “scheduled,” “expects,” “will,” “believe,” “plan,” and “potential,” as well as variations of those words and other comparable words and phrases referencing the future. Such statements include information regarding the Company’s plans, expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s expectations about the timing of the closing of the offering. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that the offering will be completed within the anticipated timeframe or at all. Factors that could cause actual results to differ from those expressed in forward-looking statements are discussed under the heading “Risk Factors” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2005 on file with the Securities and Exchange Commission, and in its other reports filed from time to time with the Commission. All forward- looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Contact: financial, Paul Chakmak, +1-702-792-7212, paulchakmak@boydgaming.com, or media, Rob Stillwell, +1-702-792-7353, robstillwell@boydgaming.com, both of Boyd Gaming Corporation.

Source:

Boyd Gaming Corporation

August 2, 2006

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